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                                                                   Exhibit 10.11

                       TERMINATION AND RELEASE AGREEMENT


     This Termination and Release Agreement (the "Agreement") is made effective as of the 31st day of July, 1997 (the "Effective Date") by and between Medical Group Management, Inc., a New Jersey corporation, located at Two Princess Road, Lawrenceville, New Jersey 08648 ("MGM") and Physician Healthcare Plan of New Jersey, Inc., a New Jersey corporation, located at 1009 Lenox Drive, Lawrenceville, New Jersey 08648 ("PHPNJ").


                                   BACKGROUND


     WHEREAS, MGM and PHPNJ have previously entered into that certain Management Agreement dated as of September 1, 1994, as amended by letter agreement dated February 20, 1997 (the "Management Agreement"), pursuant to which MGM provides certain administrative, management and consulting services to PHPNJ;

     WHEREAS, PHPNJ and Medigroup of New Jersey, Inc. ("Medigroup"), Medigroup, Inc. and Blue Cross and Blue Shield of New Jersey, Inc. have entered into (1) that certain Assignment and Transfer Agreement dated June 24, 1997 (the "Assignment Agreement") pursuant to which Medigroup will, subject to ratification by PHPNJ shareholders, acquire certain group contracts and provider agreements from PHPNJ, and (2) effective July 1, 1997, a Management Services Agreement whereby Medigroup assumed responsibility for providing management services to PHPNJ for a period of up to six (6) months pending approvals of the acquisition by PHPNJ shareholders and regulatory authorities; and

     WHEREAS, PHPNJ and MGM desire to terminate their Management Agreement in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the obligations undertaken by the parties hereto, and intending to be legally bound hereby, the parties hereby agree as follows:

     1.   Termination
     Except as otherwise set forth in this Agreement, all agreements, understandings, terms and conditions set forth in the Management Agreement shall terminate as of the Effective Date of this Agreement and such Management Agreement shall be null and void and have no further legal effect whatsoever.

     2.   Release
     Except for any obligations due under Paragraph 3 hereof, MGM and PHPNJ, together with their shareholders, Affiliates and assigns, agree to forever release and discharge each other and their respective shareholders, successors, assigns and Affiliates from any and all liabilities, rights, obligations, debts, suits, agreements, licenses, demands or claims of any kind or nature,
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which either party and their shareholders, successors, assigns, and Affiliates ever had, now have or hereafter may have or shall have against the other party, related to or arising under the Management Agreement. Notwithstanding anything contained herein to the contrary, either MGM or PHPNJ may file a third party complaint against the other for the limited purpose of joining the other as a defendant in any pending action brought by a third party non-shareholder plaintiff but in no event shall MGM or PHPNJ, as the case may be, bring a claim, cross claim, counterclaim or otherwise seek monetary damages or other remedies against the other on its own behalf. For purposes of this Agreement, "Affiliates" of any party shall mean any other entity controlling, controlled by or under common control with such specified party.

     3.   Outstanding Obligations

     (a) Within ten (10) working days of the date of execution of this Agreement, MGM shall perform all of its duties and satisfy all of its obligations under the Management Agreement which were incurred up through the Effective Date. The parties agree that all payments owed each by the other as of the Effective Date shall be reviewed and confirmed by the independent auditors of PHPNJ, and provided such confirmation is forthcoming, shall be paid in full no later than thirty (30) days after the Effective Date. Such payments shall include, without limitation, (i) unpaid management fees, (ii) unpaid office rental expense, (iii) surplus funds maintained by MGM after giving effect to all payments due and owing third parties, and (iv) the net purchase price of furniture and fixtures to be sold by PHPNJ to MGM.

     (b) As of the date of execution of this Agreement, MGM shall no longer be a signatory on the Investment Account(s) or the Operating Account(s) established pursuant to the Management Agreement between MGM and PHPNJ.

     (c) MGM shall provide storage space consisting of approximately 100 square feet at 1009 Lenox Drive, Lawrenceville, New Jersey 08648, or such other location as the parties may agree, for PHPNJ books and records until the later of (i) the closing date of the Assignment, or (ii) thirty (30) days after the surrender by PHPNJ of its Certificate of Authority. PHPNJ shall pay MGM for such storage at a rate of eighteen dollars ($18.00) per square foot if at the Lenox Drive location, or such other agreed-upon rate for any alternate location, and PHPNJ, or Medigroup with the prior consent of PHPNJ, shall have access to such space on an as needed basis.

     (d) In light of the comprehensive nature of MGM's services to PHPNJ under the Management Agreement, MGM agrees to make itself reasonably available to assist PHPNJ in the future in the event a matter arises wherein PHPNJ requires the reasonable assistance of MGM as a former provider of services under the Management Agreement. Upon request from MGM, PHPNJ shall pay MGM reasonable compensation for such assistance.

     (e) As of the Effective Date, that certain month-to-month lease by and between

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MGM, as landlord, and PHPNJ, as tenant, covering approximately 9351 square feet on the first floor of 1009 Lenox Drive, Lawrenceville, New Jersey, is hereby terminated, and PHPNJ shall have no current or future obligation whatsoever under that lease.

     (f) MGM acknowledges that it and its affiliates have entered into various office equipment rental agreements and equipment maintenance agreements in connection with the management services it provided to PHPNJ. MGM further acknowledges and agrees that it and its affiliates will perform their respective obligations under said agreements and that PHPNJ has no obligations under those agreement.

     4.   Waiver of Termination Fee
     Notwithstanding the provisions of Paragraph 3 hereof and in partial consideration for the premises set forth herein, MGM hereby waives its right, if any, to receive, or forgives PHPNJ's obligation, if any, to pay, (i) any Termination Fee, under section 8.4 of the Management Agreement or (ii) any payment under section 7.4 of the Management Agreement relating to a Sale or Change of Control Event, as defined therein.

     5.   Transition
     MGM and PHPNJ agree to abide by the provisions in section 8.6 of the Management Agreement. This provision shall survive termination of this Agreement.

     6.   Confidentiality
     Except as required by law or regulation, or as necessary to defend against suit, MGM and PHPNJ agree to abide by the provisions in section 12 of the Management Agreement pertaining to the disclosure of Confidential Information following the termination of the Management Agreement. At PHPNJ's request, MGM shall return to PHPNJ all copies of PHPNJ confidential documents. This provision shall survive termination of this Agreement.

     7.   Non-Competition
     MGM and PHPNJ agree that any restrictions on the right of MGM or any of its Affiliates to own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed or retained by any organization or entity competitive with PHPNJ under section 13 of the Management Agreement following the termination of the Management Agreement shall be null and void as of the Effective Date.

     8.   Maintenance of Existence
     MGM agrees that it shall maintain its corporate existence until the earlier of (i) that date upon which PHPNJ liquidates and/or dissolves its corporate existence, or (ii) the second anniversary date of the Closing of the acquisition contemplated by the Assignment Agreement (the "Dissolution
Date"). Each of PHPNJ and MGM further agree to maintain all existing policies of professional liability insurance and Directors and Officers liability insurance until the Dissolution Date.

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     9. Announcements
     Neither party will originate any publicity, news release or other public announcement related to the Management Agreement or this Agreement, or any amendment hereto, without the prior written approval of the other party hereto. This provision shall survive termination of this Agreement.

     10. Notices
     All notices, requests, demands or other communications called for in this Agreement shall be in writing and addressed to the parties at the addresses set forth below and shall be deemed to have been given (i) when personally delivered
(ii) if mailed by registered or certified U.S. mail, postage prepaid, return receipt requested, when receipt is signed for at the address shown below or
(iii) when receipt is signed for at the address shown below when sent by overnight courier services. Any party may change the address to which notices are given by giving notice in the manner provided for herein.


               Notices to MGM shall be addressed as follows:

               MEDICAL GROUP MANAGEMENT, INC.
               Two Princess Road
               Lawrenceville, New Jersey 08648
               Attention: President

               Notices to PHPNJ shall be addressed as follows:

               PHYSICIAN HEALTH CARE PLAN OF NEW JERSEY, INC.
               Princeton Pike Corporate Center
               1009 Lenox Drive
               Lawrenceville, New Jersey 08648
               Attention: Chairman of the Board

     11. Entire Agreement
     This Agreement represents the entire Agreement between the parties and supersedes all prior understandings and agreements, including the Management Agreement, except those provisions of the Management Agreement that are specifically ratified herein. This Agreement may not be modified except by an instrument in writing signed by the parties hereto.

     12. Severability
     Should any clause of this Agreement be found unenforceable, it shall be deemed to be severable, and the balance of the Agreement shall continue in full force as if the unenforceable clause had never been made a part hereof.



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     13. Governing Law
     This Agreement and all actions taken hereunder shall be governed by the laws of the State of New Jersey without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on this 13th day of August, 1997 effective as of the date first written above.

                                   MEDICAL GROUP MANAGEMENT, INC.


                                   By: /s/ Daniel Goldberg
                                       ---------------------------
                                   Title:
                                         -------------------------


                                   PHYSICIAN HEALTHCARE PLAN
                                       OF NEW JERSEY, INC.

                                   By: /s/ Joseph D. Billotti, M.D.
                                       ----------------------------
                                   Title:
                                         --------------------------


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